THE MINTZ FRAADE LAW FIRM, P.C.
COUNSELORS AT LAW
271 MADISON AVENUE, 12th FLOOR
NEW YORK, NEW YORK 10016

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(212) 486-0701

OF COUNSEL
EDWARD C. KRAMER
JON M. PROBSTEIN
SEYMOUR REITKNECHT
JOSEPH J. TOMASEK

November 3, 2016

North Texas Energy, Inc.
5057 Keller Springs Road, Suite 300
Addison, TX 75001

Re: North Texas Energy, Inc.

Gentlemen:

Our firm has been requested by North Texas Energy, Inc., a Nevada corporation (the "Company"), to issue a legal opinion with respect to whether the 1,099,760 shares of Common Stock to be registered pursuant to the registration statement on Form S-1 (the "Registration Statement"), which we were advised by the Company will be filed shortly by the Company with the Securities and Exchange Commission for the purpose of registering such 1,099,760 shares (the "Shares") of Common Stock, par value $0.00001 per share, of the Company pursuant to the Securities Act of 1933, as amended (the "Act"), shall upon issuance, be duly and validly authorized, legally issued, fully paid and non-assessable.

We are not acting as counsel to the Company with respect to the Registration Statement.

In connection with rendering this opinion, we have examined copies of the following (collectively, the "Documents"): (A) the Articles of Incorporation of the Company and Amendment, as filed with the State of Nevada; (B) the Bylaws of the Company; (C) minutes dated November 1, 2016 of the Board of Directors of the Company approving the issuance of the Shares and their inclusion in the Registration Statement; and (D) the Business Entity Information for North Texas Energy, Inc. as shown on the web page of the Secretary of State of Nevada on November 1, 2016, which lists Kevin Jones as the sole director of the Company.

In our examination, we have assumed, without investigation, the following: (A) the authenticity of the Documents; (B) the genuineness of all signatures to the Documents; (C) the legal capacity of all persons who executed the Documents; (D) the valid execution by all persons who executed the Documents (E) that such Documents are free from any form of fraud, misrepresentation, duress, or criminal activity and (F) that the Company followed proper offering procedures, including but not limited to, delivery of a copy of the Prospectus which is part of the Registration Statement to the Shareholders prior to investment.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to the Documents. We believe that a review of the Documents was necessary in order for us to render this opinion.

In rendering this opinion, we have assumed the legal competency of all persons who executed the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties who executed the Documents, with the exception of Documents executed on behalf of the Company.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement and the Documents or any portion thereof. The scope of the application of this opinion is limited solely to the laws of the State of Nevada.

Based upon the foregoing, it is our opinion that, subject to the limitations set forth herein, the Shares to be sold by the Company pursuant to the Registration Statement, will be duly and validly authorized, legally issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares as required in the Registration Statement is received by the Company.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm, solely with respect to the issuance of this opinion, in the Prospectus which is a part of the Registration Statement.

Very truly yours,

The Mintz Fraade Law Firm, P.C.

By: ______________________

Alan P. Fraade